EXHIBIT 99.1

                            GRANT PARK FUTURES FUND

[LOGO]

                    GRANT PARK WEEKLY PERFORMANCE STATISTICS
                                    12/24/04

                    WEEKLY ROR       MTD ROR       YTD ROR

CLASS A UNITS          2.04%         -0.12%        -6.86%
CLASS B UNITS          2.00%         -0.18%        -7.67%


             WEEKLY COMMENTARY FOR THE WEEK ENDED DECEMBER 24, 2004

The Fund posted gains over the Christmas holiday week. Positions in the stock indices, currencies and metals made the biggest advances while losses came from the soft commodity/agricultural sector.

Long positions in the stock indices were earners as equity prices ended the trading week on a firm note, buoyed by favorable news regarding the U.S. economy. The Commerce Department announced on Wednesday that the U.S. Gross Domestic Product grew 4% in the third-quarter, slightly better than what economists had anticipated. The positive GDP number combined with falling oil prices managed to push stocks higher by the end of the shortened holiday week. The S&P Composite Index settled 13.40 points higher, aided in part by a rally in Fannie Mae's stock. The NASDAQ-100 contract rose 8 points for the week. Long positions overseas also reported gains. The Canadian S&P, Australian All Ordinaries and German DAX all settled higher and the Hang Seng in Hong Kong and the Tokyo Nikkei were also higher at the close of the session.

Longs in the foreign currency sector posted positive results. The U.S. dollar lost ground to most of its trading partners during a relatively light-volume session in anticipation of the Christmas break. The euro gained 1.96 cents as it established another new high versus the greenback, trading above the $1.35 level for the first time. Longs in the Japanese yen, South African rand and Swiss franc also benefited as those currencies firmed against the dollar. Gains also came from longs in the Australian dollar and Mexican peso.

Metals prices rose during the week, adding value to the Fund's long positions. Gains were mainly made in the base metals, with the aluminum, zinc and lead contracts on the London Metals Exchange all settling the week higher on what analysts described as strong technical buying. Aluminum was particularly strong in posting a new nine-and-a-half year high of $1,887 bid/tonne on Tuesday. Longs in the silver market benefited from an 11 cent rally in the March contract.

Lastly, positions in the agricultural/softs sector posted losses this week. Short positions in the corn contract on the Chicago Board of Trade lost ground as the March contract gained 2.50 cents during the abbreviated trading week. Shorts in the Kansas City wheat market also registered losses as prices there ended the session slightly higher. Analysts said that concerns over colder temperatures across Midwestern growing regions contributed to the higher grain prices. Shorts in the sugar market sustained losses as the March contract gained
0.22 cents per pound by the close on Thursday.






              ALL PERFORMANCE REPORTED IS NET OF FEES AND EXPENSES

              PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS
               FUTURES TRADING INVOLVES A HIGH DEGREE OF RISK AND
                       IS NOT SUITABLE FOR ALL INVESTORS
          THIS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITY FOR SALE,
                          OFFERING BY PROSPECTUS ONLY


                                                (312) 756-4450 o (800) 217-7955
Dearborn Capital Management, LLC                           o FAX (312) 756-4452
550 West Jackson Blvd, Suite 1300,          Performance Hotline: (866) 516-1574
Chicago, IL 60661                              website: www.dearborncapital.com
                                              e-mail: funds@dearborncapital.com